EXHIBIT F

    Undertaking, dated as of May 5, 2008, between Anglo South Africa Capital
              (Proprietary) Limited and AngloGold Ashanti Limited.

[Letterhead of Anglo American plc]


5 May 2008


The Company Secretary
AngloGold Ashanti Limited
76 Jeppe Street
Newtown
Johannesburg 2001
PO Box 62117, Marshalltown 2107
South Africa


Dear Sirs

IRREVOCABLE UNDERTAKINGS IN RESPECT OF A PROPOSED RIGHTS OFFER BY ANGLOGOLD ASHANTI LIMITED (REGISTRATION NO. 1944/017354/06) ("THE COMPANY")

1. The Company intends to convene a general meeting for Thursday, 22 May 2008 ("GENERAL MEETING") at which the following resolution will be proposed:

          "Resolved as an ordinary resolution that, subject to the provisions of the Companies Act, 1973, as amended, and the Listings Requirements of the JSE Limited from time to time, the directors of the Company are hereby, as a general authority and approval, authorised to allot and issue up to a maximum of 71 million additional ordinary shares of 25 cents each in the authorised but unissued share capital of the Company, by way of a renounceable rights offer of up to a maximum of 71 million ordinary shares of 25 cents each on such terms as they may, in their discretion, determine", hereinafter referred to as "THE RESOLUTION".

2. Following the passing of the Resolution, the Company intends proposing a renounceable rights offer to its shareholders of up to a maximum of 71 million ordinary shares ("SHARES") of 25 cents each in the authorised but unissued share capital of the Company ("THE RIGHTS OFFER") by not later than 9 June 2008.

3. Subject to clause 4 of this letter, Anglo South Africa Capital (Pty) Limited ("ANGLO AMERICAN"), a wholly owned subsidiary of Anglo American plc, hereby irrevocably and unconditionally acknowledges, undertakes and agrees that:

3.1 as at the date on which it signs this letter ("SIGNATURE DATE"), it Controls 46 002 929 Shares ("CONTROLLED SHARES"). In this letter, "CONTROL" of a Share means the ability (on an unrestricted basis, and to the exclusion of all others and whether directly or indirectly) to determine the manner of exercise of, and to exercise, the voting rights attaching to that share;

3.2 it will Control the Controlled Shares at the date of the General Meeting, being 22 May 2008;

3.3 it will attend the General Meeting either in person (ie, by representative) or by proxy and exercise all the votes attaching to all the Controlled Shares in favour of the Resolution and will complete and


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                                     - 2 -

          execute all necessary forms of proxy and representation and all letters of instruction to give effect to this 3.3; and

3.4 it will not offer, sell or allot any Shares or other securities that are convertible into or exchangeable for, or that represent the right to receive, Shares for a 90 day period immediately following the first closing date in connection with the Rights Offer (the "LOCK UP PERIOD"). It is agreed that such closing date will be the date on which the Company first issues and allots Shares to subscribers thereof upon the exercise of the rights granted in the Rights Offer.

4.   It is understood and agreed by the Company that:

4.1 the rights offered to Anglo American and the Shares in respect of which such rights are exercisable (such rights and Shares, the "Anglo Securities") constitute "Registrable Shares" within the meaning of the Registration Rights Agreement, dated as of 23 March 2006 (the "RRA"), between the Company and Anglo American, and Anglo American has the right pursuant to the RRA to have the Anglo Securities registered for offering and sale under the US Securities Act of 1933, as amended, on the terms and subject to the conditions set forth in the RRA;

4.2 the Company will use all reasonable efforts to ensure that the Anglo Securities may be offered and sold pursuant to an effective registration statement filed with the US Securities and Exchange Commission contemporaneously with the issuance of the rights by the Company; and

4.3 the acknowledgements, undertakings and agreements by Anglo American in clause 3 of this letter are conditioned on the agreement by the Company in clause 4.2 and the exercise by the Company of all such reasonable efforts to ensure that the Anglo Securities may be offered and sold in the manner described in clause 4.2.

5. The provisions of this letter shall be irrevocable, and shall remain in full force and effect, until the later of the expiry of the Lock up Period and the date and time on which the Resolution is passed or fails.

6. The provisions of this letter, and all undertakings and issues arising out of and pursuant to this letter, shall be governed by and construed in accordance with the laws of the Republic of South Africa. The undertakings contained in this letter have been given for the benefit of the Company, and may be enforced by the Company.

7. The provisions of this letter constitute the sole record of its subject matter. This letter and its provisions may not be ceded, delegated and/or assigned, varied, amended or cancelled unless such cession, delegation, assignment, variation, amendment or cancellation is effected in writing and is signed by authorised representatives of the Company and Anglo American, respectively. This letter may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement as at the date of signature of the party last signing one of the counterparts.

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                                     - 3 -

We, Anglo American, hereby irrevocably agree to the provision of, and hereby irrevocably grant the undertakings contained in this letter.



Yours faithfully

                                           ANGLO OPERATIONS LIMITED
                                           SECRETARIES


 [signed]                                   [signed]
-------------------------------            --------------------------------
DIRECTOR                                   per DEPUTY SECRETARY





We, AngloGold Ashanti Limited, hereby irrevocably agree to the provision of, and hereby irrevocably accept the undertakings contained in, this letter.


  /s/ S. Venkatakrishnan     /s/ M. Cutifani
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who warrants that he is duly authorised hereto